UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Aphton Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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APHTON CORPORATION

8 Penn Center, Suite 2300

1628 JFK Boulevard

Philadelphia, PA 19103

To Our Stockholders:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders to be held on Thursday, June 30, 2005, at 8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103. The meeting will start promptly at 10:00 a.m.

The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors and officers, as well as a representative of Ernst & Young LLP, our independent registered public accountants, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card in the envelope, vote electronically using the Internet or vote via telephone according to the instructions on the proxy card. If you attend the meeting, you may vote your shares personally, even though you have previously designated a proxy. The items to be considered at the meeting include the election of directors and transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

We sincerely hope you will be able to attend and participate in our 2005 Annual Meeting of Stockholders. We welcome the opportunity to meet with you and give you a firsthand report on the progress of your company.

On behalf of

Aphton Corporation’s

Board of Directors,

Patrick T. Mooney, M.D.

Chairman, President and Chief Executive Officer

APHTON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2005

To Our Stockholders:

We will hold our Annual Meeting of Stockholders on Thursday, June 30, 2005, at 10:00 a.m. Our meeting will be held at 8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103. If you owned common stock at the close of business on May 2, 2005, you may vote at this meeting or any adjournments or postponements thereof.

At the meeting, we plan to:

1.	elect three Class I directors for a term of three years and, in each case, until his successor is duly elected and qualified; and

2.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors is not aware of any other proposals for the June 30, 2005 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by signing, dating, and returning the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

APHTON CORPORATION

Patrick T. Mooney, M.D.

Chairman, President and Chief Executive Officer

Philadelphia, Pennsylvania

May 26, 2005

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND IN PERSON.

i

APHTON CORPORATION

8 Penn Center, Suite 2300

1628 JFK Boulevard

Philadelphia, PA 19103

PROXY STATEMENT

Information about the Meeting

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors of Aphton Corporation for our Annual Meeting of Stockholders to be held on Thursday, June 30, 2005 at 10:00 a.m. Our Annual Meeting will be held at 8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about May 26, 2005.

Voting Instructions

Who May Vote

You may vote your common stock if our records show you owned your shares at the close of business on the record date, which is May 2, 2005. On the record date, there were 59,649,598 shares of our common stock outstanding, with a par value of $0.001 per share. Holders of our common stock are entitled to one vote per share held as of the record date.

How You May Vote

You may vote: (1) in person by attending the meeting, (2) by mail by completing, signing, dating, and returning the enclosed proxy card, (3) electronically by using the Internet or (4) via telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy electronically by using the Internet or to vote your proxy via telephone, see the instructions on the proxy card and have the proxy card available when you access the Internet web site or place your telephone call. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1. FOR the election as Class I directors of the nominees named herein, each to serve for a term of three years and, in each case, until his successor is duly elected and qualified; and

2. In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment or postponement thereof.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to our Secretary;

•	by giving a later dated proxy;

•	by changing your vote on the Internet website;

•	by using the telephone voting procedures; or

•	by attending the meeting and voting in person.

If you choose to revoke your proxy by giving written notice to our Secretary, please note that your revocation will not be effective until received by us at or prior to the meeting.

Voting Procedures

All record holders of issued and outstanding shares of our common stock are entitled to vote. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Shares for which brokers have not received instructions, and which therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Quorum

Under Delaware law and our Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast on the matter at the annual meeting constitutes a quorum. Abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the annual meeting. In the event there are not sufficient votes for a quorum to approve or ratify any proposal at the time of the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of nine directors, divided into three classes with members of each class of directors serving for staggered three-year terms. Our current Board members and classifications are as follows:

Class 1	Class 2	Class 3
David H. Sachs, M.D.	Patrick T. Mooney, M.D.	Philip C. Gevas

Robert S. Basso	Georges Hibon	William A. Hasler

Vincent D. Enright	Nicholas John Stathis	Manfred Ruediger

The age indicated and other information in each nominee’s or continuing director’s biography is as of May 26, 2005.

Nominees for Election as Directors

Class I Directors—Three-Year Term until the 2008 Annual Meeting

The terms of our three current Class I directors will expire at the 2005 Annual Meeting. Upon nomination by our Nominating Committee, our Board of Directors has recommended and nominated each of the following directors for re-election to the Board of Directors as a Class I director for a term of three years, expiring at the 2008 Annual Meeting and until their successors are elected and qualified.

David H. Sachs, M.D., 63, has served as a director of our company since September 2003. Since 1991, Dr. Sachs has served as the Director of the Transplantation Biology Research Center at Massachusetts General Hospital and Professor of Surgery and Immunology at the Harvard Medical School. Dr. Sachs is also a member of the Institute of Medicine of the National Academy of Sciences. Dr. Sachs has published over 650 articles in scientific journals. Dr. Sachs serves as Chairman of the Scientific Advisory Board of Immerge Biotherapeutics, Inc., a company developing therapeutic applications for xenotransplantation, and serves on the Scientific Advisory Board of the Lombard Odier Immunology Fund, a Swiss mutual fund.

Robert S. Basso, 60, has served as a director of our company since 1984. From July 2003 to December 2004, Mr. Basso served as Executive Vice President of National Financial, a Fidelity Investments company providing clearing services and execution products. From January 1990 through June 2003, Mr. Basso served as Chairman and President of Correspondent Services Corporation (CSC), a subsidiary of UBS PaineWebber Inc., a brokerage firm, providing clearing, execution, settlement, administrative and management information services, and as Managing Director of UBS PaineWebber Inc.

Vincent D. Enright, 61, has served as a director of our company since September 2004. Mr. Enright served as Senior Vice President and Chief Financial Officer of KeySpan Corporation, a public utility company, from 1994 to 1998. Mr. Enright also serves on the board of and as audit committee chairman of certain of the funds managed by Gabelli Funds, LLC, a leading mutual fund manager. Mr. Enright holds a B.S. degree in Accounting from Fordham University. Mr. Enright was nominated to our Board of Directors by the Nominating Committee after having been referred by James F. Smith, our Senior Vice President and Chief Financial Officer.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our Board of Directors, but in no event will the proxy be voted for more than three nominees as Class I directors. Our management has no reason to believe that any nominee will not serve if elected.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of our common stock is required for the approval of the election of the directors. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

Recommendation of our Board of Directors

Our Board of Directors recommends that you vote your shares “FOR” each of the three nominees. If you sign, date, and return the enclosed proxy, your shares will be voted for the election of the three nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Continuing Directors

Class II Directors—Term continues until the 2006 Annual Meeting

Patrick T. Mooney, M.D., 37, has served as a director of our company since January 2004 and as Chairman since March 2005. Dr. Mooney was named our President and Chief Executive Officer in January 2004. From April 2003 through January 2004, Dr. Mooney served as our Chief Medical Officer. Prior to that, Dr. Mooney gained significant experience in the private sector healthcare and biotechnology fields at financial institutions and a biotechnology company. Specifically, Dr. Mooney served as Vice President, Senior Biotechnology Analyst for Thomas Weisel Partners, LLC, a full services investment firm, from August 2001 through April 2003. During 2000 and 2001, Dr. Mooney served as Vice President, Senior Biotechnology Analyst for Janney Montgomery Scott, LLC, a full services investment firm, and Senior Director, Business Development and Investor Relations for Cell Pathways, Inc., a biotechnology company. From 1998 through 2000, Dr. Mooney served as a surgical resident at Thomas Jefferson University Hospital and an analyst for Villanova Capital Management, Inc., an asset management firm.

Georges Hibon, 67, has served as a director of our company since 2000. From 1990 to 1998, Mr. Hibon was with Pasteur Merieux Connaught, now sanofi-aventis, a biopharmaceutical company focused on the development of vaccines, most recently as Chief Executive Officer of PMC North America. Prior to that, Mr. Hibon was President of Merck France, a pharmaceutical company. Mr. Hibon has been awarded the honor of “Chevalier de la Legion d’Honeur” by the French government for outstanding military and civilian accomplishments. Mr. Hibon also serves on the boards of Epimmune Inc., a biopharmaceutical company focused on the development of vaccines, bioMérieux, a company that develops, manufactures and markets in vitro diagnostic products that is listed on the Paris stock exchange, and Cerep S.A., a pharmaceutical company that is listed on the Paris stock exchange.

Nicholas J. Stathis, Esq., 81, has served as a director of our company since 1994. Since retiring from White & Case LLP in June 1993, Mr. Stathis has been active as a director and/or officer of several New York not-for-profit organizations dedicated to promoting and/or supporting music, literature, and legal education and public policy. Previously, Mr. Stathis served as counsel at White & Case LLP and was a partner at Botein, Hays & Sklar; Watson, Leavenworth, Kelton & Taggart; and Hopgood, Calimafde, Kalil, Blaustein & Judlowe. Mr. Stathis practiced in all areas of patent, trademark, copyright and unfair competition law.

Class III Directors—Term continues until the 2007 Annual Meeting

Philip C. Gevas, 72, has served as a director since co-founding our company in 1981. Mr. Gevas previously served as our President and Chief Executive Officer from 1981 through January 2004 and as Chairman from 1990 to March 2005. Mr. Gevas conceived and directed the development of Aphton’s inventions which have resulted in numerous patents for Aphton relating to the treatment of colorectal, pancreatic, liver, esophageal and stomach cancers, and gastroesophageal reflux disease (GERD). After serving as an officer in the United States Air Force, Mr. Gevas had experience in the defense industry in management, science and engineering.

William A. Hasler, 63, has served as a director of our company since 1991. Mr. Hasler previously served as our Co-Chief Executive Officer from July 1998 through January 2004 and Vice-Chairman from July 1998 to March 2005. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West (a real estate investment trust), Technical Olympic USA, Inc. (a homebuilder), DiTech Communications (a global telecommunications equipment supplier for voice networks), Schwab Funds (a mutual fund company), Genitope Corp. (a biotechnology company) and Stratex Networks (a provider of high-speed wireless transmission solutions), and is Chairman of the Board of Solectron Corp. (a provider of electronics manufacturing services). Mr. Hasler is a trustee of Pomona College. He is a certified public accountant.

Manfred Ruediger, 40, was appointed as a director of our company and as Senior Vice President and Chief Operating Officer on May 10, 2005, pursuant to an understanding, among our company, Igeneon AG (“Igeneon”), and the holders of the equity securities of Igeneon, set forth in the Stock Purchase Agreement, dated December 14, 2004. Mr. Ruediger served as Chief Executive Officer and Managing Board Member of Igeneon, a clinical stage biopharmaceutical company that we acquired in March 2005, from June 2004 through March 2005. From January 2004 through June 2004, Mr. Ruediger served as Chief Operating Officer of Igeneon. From July 2003 to December 2003, Mr. Ruediger served as acting Chief Executive Officer of Cardion AG, a biopharmaceutical company, and from January 2002 to December 2003, he served as Executive Vice President and Chief Scientific Officer of Cardion. From January 2000 to December 2001, Mr. Ruediger served as Senior Vice President and Chief Scientific Officer of Cardion.

BOARD MEETINGS AND CORPORATE GOVERNANCE

Board Meetings and Committees

During fiscal year 2004, our Board of Directors held five regularly scheduled meetings and six special meetings. For fiscal year 2004, each director attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he served. We strongly encourage Board members to attend, either in person or via telephone, the Company’s annual meeting of stockholders. All members of the Company’s Board of Directors, other than Mr. Stathis, were present at the 2004 Annual Meeting of Stockholders.

Our Board of Directors has four standing committees:

(1) an Audit Committee, consisting of Messrs. Enright (Chairman), Basso and Hibon;

(2) a Compensation Committee, consisting of Messrs. Basso (Chairman), Enright, Hibon and Stathis;

(3) a Nominating Committee, consisting of Messrs. Hibon (Chairman), Sachs and Stathis; and

(4) an Executive Committee, consisting of Messrs. Gevas (Chairman), Hasler and Hibon.

The Audit Committee, the Compensation Committee and the Nominating Committee are composed of independent directors (as such term is defined under Nasdaq Marketplace Rule 4200(a)(15)). Each committee is described briefly below. The charters of the Audit Committee, Compensation Committee and Nominating Committee are available to view at our website, www.aphton.com.

Audit Committee. Our Audit Committee generally has responsibility for appointing, overseeing and determining the compensation of our independent registered public accountants, reviewing the plan and scope of the independent registered public accountants’ audit, reviewing our audit and control functions, approving all non-audit services provided by our independent registered public accountants and reporting to our full Board of Directors regarding all of the foregoing. Additionally, our Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. Our Audit Committee’s goals and responsibilities are set forth in an Audit Committee Charter which is available to view at our website, www.aphton.com. The Board of Directors designated Mr. Enright the “audit committee financial expert” as defined by Securities and Exchange Commission (the “Commission”) rules. The Audit Committee held ten meetings during the year ended December 31, 2004. The Audit Committee Report is set forth below.

Compensation Committee. Our Compensation Committee reviews and approves all forms of compensation and benefits, including salary, bonus and stock compensation provided to our Chief Executive Officer and our other executive officers. In addition, the Compensation Committee reviews and recommends to our Board of Directors for approval all forms of compensation provided to our directors. The Compensation Committee held one meeting and acted by unanimous written consent on four occasions during the year ended December 31, 2004.

Nominating Committee. The Nominating Committee is responsible for support of the Board of Director’s director nomination process. The Nominating Committee solicits, considers, recommends and nominates candidates to serve on our Board of Directors. The Nominating Committee will consider suggestions from stockholders regarding possible director candidates. The company’s policy is to ensure that highly qualified individuals are attracted and retained as directors. Our Nominating Committee’s goals and responsibilities are set forth in a Nominating Committee Charter, which is available to view at our website, www.aphton.com. The Nominating Committee held three meetings during the year ended December 31, 2004.

The Nominating Committee considers possible candidates from many sources, including stockholders, for nominees for directors. If a stockholder wishes to recommend a nominee for director, written notice should be sent to the Secretary in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2006 Annual Meeting.” Each written notice must set forth: (1) the name and address of the stockholder of record who is making the nomination and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (2) the class and number of shares of Aphton common stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; (3) a description of all arrangements and understandings between the stockholder and each candidate for director and any other person or persons (naming such person) pursuant to which the nomination is to be made; (4) the name, age, business address and residence address of the candidate; (5) the class and number of shares of capital stock of Aphton owned beneficially and of record by the candidate; (6) the candidate’s consent to being named in the proxy statement and to serving as a director if elected; and (7) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the Commission and The Nasdaq Stock Market and information regarding the candidate’s attributes that the Nominating Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the Commission.

The Nominating Committee will evaluate the suitability of potential candidates nominated by stockholders in the same manner as other candidates identified to the Nominating Committee. In making its nominations, the Nominating Committee identifies candidates who meet the current challenges and needs of the Board of Directors. In making such decisions, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background and experiences and whether the individual meets the independence requirements of the Nasdaq Stock Market. The Nominating Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from current directors, recommendations by stockholders and input from third party executive search firms.

Executive Committee. The Executive Committee serves as a liaison for the Board of Directors with management. In addition, the Executive Committee provides the Board of Directors guidance with respect to our position on significant and relevant public policy issues, makes recommendations to the Board of Directors regarding our policies which affect competitive, financial and other challenges and performs any other duties assigned to it, from time to time, by the Board of Directors. The Executive Committee held no meetings during the year ended December 31, 2004.

Corporate Governance

Code of Ethics. We have adopted a Code of Ethics for Senior Financial Officers. The Code of Ethics for Senior Financial Officers sets forth standards of conduct applicable to our Chief Executive Officer and our Chief Financial Officer to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations. We have also adopted a Code of Business Conduct and Ethics for all of our officers, directors and employees. Our Code of Ethics for Senior Financial Officers and our Code of Business Conduct and Ethics are available to view at our website, www.aphton.com.

Independence. The Nasdaq Marketplace Rules require that a majority of the members of our Board of Directors be independent directors (as such term is defined under Nasdaq Marketplace Rule 4200(a)(15)). Generally, the Nasdaq Marketplace Rules would prohibit a director from qualifying as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has determined that the following five individuals of its nine members of the Board of Directors are independent as defined by the Nasdaq Marketplace Rules: Messrs. Basso, Enright, Hibon, Sachs and Stathis.

Contacting our Board of Directors. The Company maintains contact information (an e-mail link), on its website at www.aphton.com. Communications for our Board of Directors should be directed to one or more members of the Board of Directors or to the Board of Directors collectively in writing by e-mail to “Board@aphton.com” and must include a statement that the author of such communication is a beneficial or record owner of shares of the Company’s common stock. Such communications will be directed to the Chief Executive Officer of the Company, who shall compile all qualifying communications and shall distribute such qualifying communications to the intended recipient or to the full Board of Directors, as appropriate. A copy of any qualifying communication that relates to the Company’s accounting and auditing practices shall also be sent directly to the Chairman of the Company’s Audit Committee, whether or not it was directed to such person.

Executive Sessions. To promote open discussion among the independent directors, our Board of Directors schedules regular executive sessions in which the independent directors meet without management or inside director participation. In order to communicate directly with the independent directors, stockholders should follow the procedures set forth in the above paragraph.

Compensation Committee Interlocks and Insider Participation

Prior to August 2004, Messrs. Basso, Smith and Stathis comprised the Compensation Committee. Mr. Smith resigned from the Board of Directors and all committees prior to becoming our Senior Vice President and Chief Financial Officer in August 2004. From September 2004 through April 2005, the Compensation Committee was comprised of Messrs. Basso, Enright and Stathis. During their term of service on the Compensation Committee, none of these persons served as an officer or employee of ours during fiscal year 2004. There were no material transactions between us and any of the members of the Compensation Committee during fiscal year 2004. Since April 2005, the Compensation Committee has been comprised of Messrs. Basso, Enright, Hibon and Stathis.

Compensation of Directors

In 2004, our outside directors, whom we consider to be those directors who are not officers, employees or consultants of our company, received an annual fee of $25,000 and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board committee meetings. Commencing in 2003, each outside director, upon his initial election or appointment to the Board of Directors was granted non-qualified stock options to purchase 25,000 shares of common stock with a per share exercise price equal to the fair market value per share of our common stock at the grant date. Such options are immediately exercisable. During 2004, Messrs. Smith and Enright were each granted 25,000 options with an exercise price of $7.80 per share and $3.72 per share, respectively, upon their respective appointments to the Board. Directors who are officers, employees or consultants did not receive any additional compensation for their services as a director.

For 2005, the amount of the annual fee payable to our outside directors will increase to $32,500. In addition, the chairperson of the Audit Committee for 2005 will receive an annual fee of $10,000 and the other members of our Audit Committee will receive an annual fee of $5,000. The chairpersons of the Compensation Committee and the Nominating Committee for 2005 will each receive an annual fee of $5,000 and the other members of such committees will receive an annual fee of $2,500. In consideration for their services as directors in 2005, in April 2005, each of Messrs. Basso, Enright, Gevas, Hasler, Hibon, Sachs and Stathis were granted (i) 25,000 options with an exercise price of $1.08 per share, exercisable immediately; however, net shares obtained through the exercise of such options are required to be held for a period of two years after the date of exercise and (ii) 10,000 shares of restricted common stock that are fully vested, but can only be sold after the fifth anniversary of the grant date.

In January 2004, our Board of Directors approved a three-year arrangement with Mr. Gevas pursuant to which Mr. Gevas will provide consulting services relating to the business of the Company. In exchange for his services, Mr. Gevas will receive $400,000 annually, and reimbursement of certain expenses relating to medical insurance, car expenses, life insurance premiums and business expenses. In January 2004, we also entered into an agreement with Mr. Hasler pursuant to which Mr. Hasler provided consulting services to the Company until March 2005 in exchange for $150,000 annually. The aggregate amount of compensation received by Messrs. Gevas and Hasler is reflected below in the Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Commission reports of changes in their ownership of common stock. Directors, officers, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% stockholders were satisfied.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2004, the Audit Committee operated under a written charter adopted by our Board of Directors on March 25, 2004.

Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. The independent registered public accountants, Ernst & Young LLP (“E&Y”), are responsible for performing an independent audit of Aphton’s financial statements in accordance with auditing standards generally accepted in the United States, evaluating the effectiveness of our internal controls and issuing a report thereon. The Audit Committee’s responsibility is to select the independent registered public accountants and monitor and oversee these processes.

During 2004 and 2005, the Audit Committee met and held discussions with management and the independent registered public accountants. The Audit Committee had private sessions with our independent registered public accountants, at which candid discussions of financial management, accounting, and internal control issues took place.

The Audit Committee approved the engagement of E&Y as our independent registered public accountants for the year ended December 31, 2004 and reviewed with Aphton’s management and the independent registered public accountants overall audit scope and plans, the results of audit examinations, evaluations by the auditors of Aphton’s internal controls, and the quality of Aphton’s financial reporting.

The Audit Committee reviewed and discussed the 2004 audited financial statements with our management and the independent registered public accountants. In fulfilling its responsibilities, the Audit Committee discussed with E&Y matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, Aphton received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with E&Y its independence. In reliance on the Audit Committee’s review of the representations of management and the report and letter of the independent registered public accountants and discussions the Audit Committee had with management and the independent registered public accountants, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Commission.

This report furnished by the Audit Committee of our Board of Directors.

Messrs. Enright, Hibon and Basso

May 23, 2005

The report of the Audit Committee, the Committee Report on Executive Compensation and the performance graph shall not be deemed to be “soliciting material” or to be filed with the Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that Aphton Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MANAGEMENT

Our executive officers, their ages and positions, as of May 26, 2005, are as follows:

Name	Age	Position
Patrick T. Mooney, M.D.	37	Chairman, President, Chief Executive Officer and Director

James F. Smith, CPA	55	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Paul Broome, MB., Ch.B, MFPM	55	Vice President and Medical Director for Global Clinical Trials and Regulatory Affairs, Europe-Asia

Dov Michaeli, M.D.	69	Senior Vice President, Director—Medical Science and Chief Medical Officer

Manfred Ruediger	40	Senior Vice President, Chief Operating Officer and Director

Susan A. Watson, Ph.D.	43	Senior Vice President and Chief Scientific Officer

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Dr. Mooney and Mr. Ruediger appears under the caption “Proposal 1—Election of Directors” set forth above.

James F. Smith, CPA. Since August 2004, Mr. Smith has served as our Senior Vice President and Chief Financial Officer. From September 2001 to 2004, Mr. Smith served as Vice President and Global Controller of Ansell Ltd., a healthcare solutions provider. From July 2000 through January 2001, Mr. Smith served as Vice President, Global Finance of the Agricultural Chemicals Group of BASF, a pharmaceutical and biotechnology company. From April 1997 through July 2000, Mr. Smith served as Vice President, Global Finance of the Agricultural Chemicals Group of Wyeth, a pharmaceutical and biotechnology company. Mr. Smith is a certified public accountant and worked for PricewaterhouseCoopers for almost eight years, including as a Manager responsible for managing audit engagements for public companies. Mr. Smith also served as a director of our company from January 2004 to August 2004.

Paul Broome, MB., Ch.B., MFPM. Since 1994, Dr. Broome has served as our Vice President and Medical Director for Global Clinical Trials and Regulatory Affairs, Europe-Asia. His years of clinical experience include the responsibility at Glaxo for clinical trials which provided data for US (FDA) and the United Kingdom Medicines Control Agency (MCA) registration of the indication for ranitidine (Zantac) as maintenance therapy, which became the world’s largest-selling drug. Prior to joining Aphton, Dr. Broome was Medical Director in the United Kingdom which provides services ranging from consulting and R&D through clinical trials, regulatory affairs and the registration of drugs for marketing approval from government regulatory agencies. Dr. Broome received his MB., Ch.B and MFPM from the University of Sheffield Medical School, United Kingdom.

Dov Michaeli, M.D. Since January 2004, Dr. Michaeli has served as our Chief Medical Officer. Since 1990, Dr. Michaeli served as our Senior Vice President, Director—Medical Science. Dr. Michaeli has been with us since 1989. Prior to joining Aphton, Dr. Michaeli was a professor at the University of California, San Francisco (Departments of Biochemistry and Surgery) for twenty years. Dr. Michaeli has numerous patents and over fifty published articles and book chapters. Dr. Michaeli received his M.D. from the University of California, San Francisco and his Ph.D. from University of California, Berkeley.

Susan A. Watson, Ph.D. Since March 2005, Dr. Watson has served as our Senior Vice President and Chief Scientific Officer. Dr. Watson has been a Professor of Pre-Clinical Oncology at The University of Nottingham, United Kingdom since November 2001. From November 1999 to November 2001, Dr. Watson was Associate Professor (Reader) and Director of the Cancer Studies Unit at The University of Nottingham. In March 2003, she was appointed Co-Director of the Cancer Research at Nottingham Centre. Since August 2004, Dr. Watson has

also served as Scientific Director and Founder of PRECOS, a University business unit, formed to initiate partnerships between scientists at Nottingham and pharmaceutical companies for the design of new cancer treatments. Dr. Watson has more than 18 years of research experience, with approximately 14 years studying gastrointestinal cancers and mechanisms of apoptosis and metastasis in both lecturer and senior lecturer roles. Dr. Watson completed her Bachelor of Science Degree at the University of Leeds and her Ph.D. at the University of Nottingham. Dr. Watson continued her post-doctoral research with AstraZeneca, formerly ICI. She has been awarded the Sir Francis Avery Jones Research Medal presented by the British Society of Gastroenterology.

EXECUTIVE COMPENSATION

The following table presents certain summary information concerning compensation earned for services rendered in all capacities by the individuals who served as our Chief Executive Officer during 2004, as well as our other four most highly compensated executive officers (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004.

Summary Compensation Table

	Year	Annual Compensation				Long Term Compensation Awards		All Other Compensation($)
Name and Principal Position		Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options(#)
Patrick T. Mooney, M.D. (1) Chief Executive Officer and President	2004 2003 2002	385,278 180,000 —	— — —	* * *	* * *	400,000 200,000 —		3,000 — —	(2)

Philip C. Gevas (3) Former Chief Executive Officer and President	2004 2003 2002	395,826 200,000 200,000	— 200,000 200,000	* * *	* * *	— — 300,000		15,210 15,210 15,210	(4) (4) (4)

William A. Hasler (5) Former Co-Chief Executive Officer	2004 2003 2002	152,500 180,000 180,000	— — —	* * *	* * *	— — 150,000		— — —

James F. Smith (6) Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2004 2003 2002	113,333 — —	— — —	* * *	* * *	175,000 — —	(7)	— — —

Dov Michaeli Senior Vice President, Director-Medical Science and Chief Medical Officer	2004 2003 2002	248,333 230,000 150,000	— — 60,000	* * *	* * *	— — 75,000		— — —

Paul Broome Vice President and Medical Director for Clinical Trials and Regulatory Affairs, Europe-Asia	2004 2003 2002	210,375 181,500 135,000	— — 30,000	* * *	* * *	— — 30,000		— — —

Frederick W. Jacobs (8) Former Chief Financial Officer	2004 2003 2002	177,680 142,708 66,150	— — —	* * *	* * *	— — —		— — —

**	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.
(1)	Dr. Mooney became our President, Chief Executive Officer and a director in January 2004. Dr. Mooney was appointed Chairman of the Board in March 2005.

(2)	This amount constitutes the premium we paid for a life insurance policy.
(3)	In January 2004, Mr. Gevas resigned as our Chief Executive Officer and President. Mr. Gevas continued to provide services to the Company during 2004.
(4)	This amount constitutes the premium we paid for a life insurance policy.
(5)	In January 2004, Mr. Hasler resigned as our Co-Chief Executive Officer. Mr. Hasler continued to provide services to us through March 15, 2005.
(6)	Mr. Smith became our Chief Financial Officer and Chief Accounting Officer in August 2004.
(7)	Includes 25,000 options granted to Mr. Smith in connection with his appointment to the Board of Directors in January 2004.
(8)	Mr. Jacobs was our Chief Financial Officer until August 2004.

Stock Option Grants and Exercises

The following table provides certain information concerning individual grants of stock options under our 1999 Incentive and Reward Plan, as amended, and our 2004 Equity Participation Plan, made during the year ended December 31, 2004 to the Named Executive Officers:

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted To Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name						5%($)	10%($)
Patrick T. Mooney, M.D.	400,000	(2)	65.3%	7.80	1/29/24	1,962,151	4,972,476
Philip C. Gevas	—		—	—	—	—	—
William A. Hasler	—		—	—	—	—	—
James F. Smith	25,000	(3)	4.1%	7.80	1/29/24	122,634	310,780
	150,000	(4)	24.5%	3.30	8/17/14	311,303	788,903
Dov Michaeli	—		—	—	—	—	—
Paul Broome	—		—	—	—	—	—
Frederick W. Jacobs	—		—	—	—	—	—

(1)	Amounts for the named executive officers shown under the “Potential Realizable Value” columns have been calculated by (a) multiplying (i) the exercise price and (ii) the sum of 1 plus the adjusted stock price appreciation rate (the assumed annual appreciation rate shown, compounded annually over the term of the options), (b) subtracting the exercise price per share and (c) multiplying by the number of shares covered by the options.
(2)	Dr. Mooney was granted these options when he became our President and Chief Executive Officer. 200,000 options vest in equal installments on the first through fourth anniversaries of the grant date. 200,000 options will vest upon the earlier of 4 years or completion of certain performance targets. On April 21, 2005, the Compensation Committee determined that Dr. Mooney had met three of the four performance targets set forth in his stock option agreement and 150,000 of these options had vested.
(3)	Mr. Smith was granted 25,000 options when he was appointed to our Board of Directors. These options are fully vested.
(4)	Mr. Smith was granted 150,000 options when he became our Chief Financial Officer and Chief Accounting Officer. These options vest in equal installments on the first through fourth anniversaries of the grant date.

The following table provides information regarding the options exercised by the Named Executive Officers during the year ended December 31, 2004 and the value of options outstanding for such individuals at December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick T. Mooney, M.D.	—	—	50,000	550,000	28,000	84,000
Philip C. Gevas	—	—	900,000	—	360,000	—
William A. Hasler	—	—	321,000	—	180,000	—
James F. Smith	—	—	25,000	150,000	—	—
Dov Michaeli	—	—	320,000	25,000	60,000	30,000
Paul Broome	—	—	96,375	33,625	14,400	21,600
Frederick W. Jacobs	—	—	63,000	—	24,000	—

(1)	In accordance with the rules of the Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of the last column of this table, fair market value is deemed to be $3.11 per share, the closing price of the common stock on December 31, 2004, the last trading day of the fiscal year.

Employment Agreements

Patrick T. Mooney, M.D.

We have entered into an employment agreement with Dr. Mooney that currently expires on January 29, 2007. This agreement automatically renews for successive two-year terms, unless we or Dr. Mooney provide written notice to the other party at least 90 days prior to the end of the term. Under his employment agreement, Dr. Mooney is entitled to receive a minimum base salary of $400,000 and an annual bonus based on achievement of performance targets, measurements and other criteria as shall be determined by the Compensation Committee. In the event of a termination by us without cause or by Dr. Mooney for good reason, we will pay Dr. Mooney a termination payment in an amount equal to: (i) two times his base salary plus the mean bonus paid with respect to the prior three fiscal years; (ii) the sum of any accrued amounts and other accrued benefits; and (iii) the premiums payable for medical coverage for the remainder of the employment term or the renewal term. In the event of a change in control and the termination of this agreement without cause or for good reason on this basis, Dr. Mooney will receive an amount equal to: (i) two times his base salary plus the mean bonus paid with respect to the prior three fiscal years, (ii) the sum of any accrued amounts and other accrued benefits and (iii) the premiums payable for medical coverage for three years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

James F. Smith

In August 2004, we entered into an at-will employment agreement with Mr. Smith which may be terminated by us at any time. Under his employment agreement, Mr. Smith is entitled to receive a minimum base salary of $240,000 and an annual bonus based on achievement of performance targets, measurements and other criteria as shall be determined by the Compensation Committee. In connection with his employment agreement, Mr. Smith received a grant of 150,000 stock options, with an exercise price based on the fair market value at the grant date and which vest over four years, and a signing bonus of $25,000. In the event of a change in control and the termination of this agreement by us without cause or by Mr. Smith for good reason on this basis, Mr. Smith will receive an amount equal to: (i) one and one-half times the sum of his base salary plus the mean bonus paid with respect to the prior three fiscal years; (ii) the sum of any accrued amounts and other accrued benefits; and (iii) the premiums payable for medical coverage for three years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) exercises broad oversight responsibilities regarding executive compensation and determines the total compensation of our Chief Executive Officer and our other executive officers. The Compensation Committee is composed exclusively of independent, non-employee directors. The Compensation Committee’s responsibilities are set forth in a written charter that has been adopted by the Compensation Committee and the Board.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee in fulfilling its duties and responsibilities. In connection with the Compensation Committee’s deliberations for 2004 and 2005 compensation, the Compensation Committee selected and retained ORC Worldwide, an independent compensation consulting firm, to advise the Compensation Committee on trends in the compensation area and to collect and analyze data regarding base salary and total compensation levels (i) at a selected peer group of oncology-based biopharmaceutical companies of similar size and development and (ii) from various national industry surveys, with a focus on the segmented results for small companies in the life sciences industry, companies with similar revenue in the high-tech industry and companies of similar market capitalization or revenue. In addition ORC Worldwide advised the Compensation Committee on industry developments regarding the use of equity-based compensation and valuation of stock options and restricted stock. ORC Worldwide reports directly to the Compensation Committee. We believe that the use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives.

Determination of Executive Officer Compensation

The fundamental policy of the Compensation Committee is to attract and retain individuals of high caliber to serve as executive officers of Aphton, to motivate their performance in the achievement of aggressive business plans, to achieve Aphton’s strategic objectives and to align the interests of executive officers with the long-term interests of stockholders by optimizing stockholder value in a rapidly changing biopharmaceutical market environment. Because Aphton’s underlying philosophy is “pay for performance,” each executive’s total compensation is based on the overall performance of Aphton and the executive as an individual. Each executive officer’s compensation package is comprised of three components:

•	base salary, which reflects individual performance and is designed primarily to be competitive with the base salary levels of other companies in the industry of comparable size to Aphton;

•	annual variable bonus awards, which are tied to the achievement of Aphton’s performance goals and/or retention objectives; and

•	stock options and restricted stock grants, which align and strengthen the mutuality of interests between the executive officers and stockholders.

Accordingly, the total compensation of executive officers has been set at levels that are intended to be competitive with companies of similar size and complexity. In order to establish total compensation levels, we reviewed compensation practices at selected peer companies in the life sciences industry, small companies in the high-tech industry and in the general manufacturing industry. We do not target a specific position in the range of comparative data for each individual or for each component of compensation; although as a starting point in our most recent deliberations, we considered as competitive the composite average of base salary and total compensation of the peer group and the national surveys. We believe that compensation decisions are complex and best made after deliberate review of company performance and industry compensation levels. We establish individual amounts in light of the comparative data and such other factors as level of responsibility, prior experience and our judgment as to individual performance.

Many traditional measures of corporate performance, such as earnings per share or sales growth, are less important in reviewing the performance of executives in the biopharmaceutical industry, as compared with more established industries. Because of Aphton’s current stage of development, the Compensation Committee emphasizes other indications of performance, such as the progress of Aphton’s research and development programs, corporate development and marketing relationships with corporate partners and securing capital resources sufficient to enable Aphton to further its research and development plans.

Base Salary

The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biopharmaceutical companies of comparable size and stage of development. During 2004 and 2005, the Compensation Committee entered into employment agreements with each of its new named executive officers. The Compensation Committee believes that at this critical juncture of Aphton’s development, it has been necessary to enter into at-will employment agreements in order to attract executives of the quality, experience and expertise that will be necessary to lead the company. In establishing the base salary of its new named executive officers, the Compensation Committee reviewed (i) a peer group analysis of other oncology-based biopharmaceutical companies of similar size and development and (ii) a national industry survey of biopharmaceutical and biotechnology companies. In addition, the Compensation Committee took into consideration, the qualifications and experience of the relevant executive officer, such executive officer’s previous compensation levels, and the competitive marketplace for executive talent at comparable biopharmaceutical companies. Base salaries are generally in the range of median base salaries paid by those companies in our peer group analysis.

For fiscal year 2005, the Compensation Committee reviewed salary recommendations for our executive officers by ORC and by our Chief Executive Officer and then determined salaries based upon total compensation packages, evaluations of each individual executive officer, market changes and the economic and business conditions affecting Aphton at the time of the evaluation. Each of our named executive officers agreed to forego any salary increases for 2005 and accept, in lieu of additional cash compensation, long-term equity compensation that would continue to align their interests with those of the stockholders.

Discretionary Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time, generally annually, only in the discretion of the Compensation Committee. Cash bonuses are used to bring annual cash compensation into a competitive range with comparable positions at comparable companies. Criteria for bonuses for executive officers include progress of Aphton’s research and development programs, corporate development and marketing relationships with corporate partners, compliance with new corporate governance initiatives and standards, including Section 404 of the Sarbanes-Oxley Act of 2002, the recruitment of management personnel, and securing capital resources sufficient to enable Aphton to further its research and development plans. Evaluations of each individual executive officer are based on a relative valuing of the duties and responsibilities of such executive officer, such executive officer’s role in developing and implementing Aphton’s overall business strategy and such executive officer’s past and expected future performance. During 2005, the Compensation Committee awarded the Chief Financial Officer a cash bonus. After conversations with the outside auditors and the Audit Committee, and a report by ORC Worldwide of the total compensation received by CFO’s in the peer group analysis and in a variety of industry analysis of companies with comparable market-capitalizations, the Compensation Committee believed that a bonus of 60% of base salary was warranted based on significant improvements in the Company’s internal controls, implementation of a strict budgeting and cost-control process, the successful implementation of an internal control documentation plan in a limited time-frame and receipt of a “clean” 404 opinion from Aphton’s auditors.

Long-Term Equity Compensation

Grants of stock options and restricted stock under Aphton’s 2004 Plan are designed to promote the identity of the long-term interests between Aphton’s executives and its stockholders and to assist in the retention of executives. When granting stock options and/or restricted stock, the Compensation Committee considers the relative performance and contributions of each officer compared to that of other officers within Aphton with similar levels of responsibility. The number of options and awards granted to each executive officer was determined by the Compensation Committee on the basis of data obtained from ORC Worldwide covering an outside survey of stock option and restricted stock grants in the life sciences industry, small companies in the high-tech industry and in the general manufacturing industry and personal knowledge of the Compensation Committee members regarding executive equity compensation at comparable companies.

Compensation of the Chief Executive Officers

The base salary, bonus and equity compensation of Mr. Gevas, who served as Chief Executive Officer from January 1 to January 29, 2004 and Mr. Hasler, who served as Co- Chief Executive Officer from January 1 to January 29, 2004, were established by the Compensation Committee during 2003. The total compensation of Messrs. Gevas and Hasler was established at a level that the Compensation Committee believed at the time initially established was competitive with that of chief executive officers of certain other companies in the biopharmaceutical industry at comparable stages of development.

In connection with Dr. Mooney’s appointment as Chief Executive Officer, the Compensation Committee entered into negotiations with, and subsequently executed an employment agreement with, Dr. Mooney. As part of the process of establishing Dr. Mooney’s compensation package, the Compensation Committee reviewed the base salaries and total compensation packages of a group of other oncology-based biopharmaceutical companies. Under the terms of the employment agreement, a minimum annual base salary of $400,000 was set. In addition, the Compensation Committee granted Dr. Mooney 400,000 stock options in connection with his appointment. Of this amount, 200,000 vested over a four-year period and 200,000 had cliff vesting, but were subject to accelerated vesting upon the accomplishment of certain performance criteria as determined by the Compensation Committee. These criteria were (i) the consummation of a capital raising transaction; (ii) the successful completion of Aphton’s corporate reorganization, including the relocation of Aphton’s headquarters from Miami, Florida to Philadelphia, Pennsylvania, and the successful implementation of and compliance with Section 404 of the Sarbanes-Oxley Act of 2002; (iii) the receipt by Aphton of regulatory approval from at least one U.S. or foreign government agency for the commercial sale of InsegiaTM; and (iv) the development, acquisition or in-licensing of a new product candidate that has completed pre-clinical trials. In 2005, the Compensation Committee determined that Dr. Mooney had met three of the four performance criteria and 150,000 of these options had vested.

In 2005, the Compensation Committee reviewed Dr. Mooney’s 2004 performance and considered a number of factors in evaluating Dr. Mooney’s bonus for 2004, including the following:

•	securing capital resources to enable Aphton to further fund its research and development plans;

•	entering into a definitive agreement to acquire Igeneon, signing a collaboration agreement with XOMA (US) LLC and signing a collaboration and license agreement with Daiichi Pure Chemicals Co., Ltd. which furthers the goal of broadening Aphton’s proprietary pipeline of oncology based immunothereapeutics;

•	enhancing Aphton’s internal capability by identifying and hiring a Chief Financial Officer, identifying a Chief Scientific Officer, and adding other talented employees to Aphton’s workforce;

•	successfully relocating Aphton’s headquarters to Philadelphia, Pennsylvania; and

•	achieving favorable findings in the evaluation of the effectiveness of Aphton’s internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Based on all of these factors, and upon receiving a report of ORC Worldwide of the total compensation received by CEO’s in the peer group analysis and in a variety of industry analyses of companies with comparable market-capitalizations, the Compensation Committee believed that a bonus of 60% of base salary was warranted.

In addition, during the second quarter of 2005, the Compensation Committee granted Dr. Mooney options to purchase 250,000 shares of common stock at the current market price, which will vest over a 4 year period, and 100,000 shares of restricted common stock which will vest on the third anniversary of the grant data and of which one-third of the shares can only be sold after the second anniversary of the vesting date.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to their Chief Executive Officer and certain other highly compensated executive officers. Generally, the Code excludes from the calculation of the $1.0 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the Compensation Committee’s policy to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The Compensation Committee considers it important to be able to utilize the full range of incentive compensation tools, even though some compensation may not be fully deductible.

This report furnished by the Compensation Committee of our Board of Directors.

Messrs. Basso, Enright, Hibon and Stathis

May 23, 2005

PERFORMANCE GRAPH

The following graph shows the total return to stockholders of an investment in Apthon’s common stock as compared to (i) an investment in the Nasdaq U.S. Index, (ii) an investment in the Nasdaq Biotechnology Index* and (iii) an investment in the Nasdaq Pharmaceutical Index for the period from December 31, 1999 through December 31, 2004. Total stockholder return is determined by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment) and (B) the change in share price between the beginning and end of the measurement period, by (ii) the share price at the beginning of the measurement period.

	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004
Aphton Corporation	$118.03	$95.74	$25.25	$39.34	$20.39
Nasdaq U.S. Index	$60.31	$47.84	$33.07	$49.45	$53.81
Nasdaq Biotechnology Index	$122.99	$103.06	$56.35	$82.12	$87.18
Nasdaq Pharmaceutical Index	$124.73	$106.31	$68.69	$100.69	$107.24

*	The Nasdaq Biotechnology Index does not include reinvestment of dividends and therefore is not a cumulative total return index, as required by the regulations promulgated by the Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 16, 2005 by (i) each of our directors and nominees, (ii) each Named Executive Officer, (iii) all of our current directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of common stock. This table is based on information supplied to us by our executive officers, directors, and principal stockholders.

As of May 16, 2005, we had 59,649,598 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent Owned (1)
Citigroup Inc. (2)	8,503,793		14.26%
Heartland Advisors, Inc. (3)	6,004,272		10.07%
Patrick T. Mooney, M.D.	420,000	(4)	*
Philip C. Gevas	2,442,350	(5)	4.03%
William A. Hasler	426,000	(6)	*
James F. Smith	65,000	(7)	*
Dov Michaeli	321,900	(8)	*
Paul Broome	96,375	(9)	*
Frederick W. Jacobs	63,000	(9)	*
Robert S. Basso	171,166	(10)	*
Vincent Enright	75,000	(11)
Georges Hibon	89,000	(12)	*
David H. Sachs, M.D.	60,000	(13)	*
Nicholas J. Stathis, Esq.	228,000	(14)	*
Manfred Ruediger	353,157	(15)	*
All directors and executive officers as a group (13 persons)	4,747,948	(16)	7.37%

*	Less than one percent.

Except as otherwise indicated, the address of each person named in this table is c/o Aphton Corporation, 8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA 19103.

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person pursuant to options exercisable within 60 days after May 16, 2005, shares issuable upon exercise of such options are deemed outstanding for the purpose of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
(2)	The principal business address of Citigroup Inc. is 399 Park Avenue, New York, New York 10043. This number is based solely on Amendment No. 10 to the Schedule 13G filed on February 14, 2005. According to the Schedule 13G, Citigroup has shared voting power and shared dispositive power with respect to all of the referenced shares.
(3)	The principal business address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202. This number is based solely on Amendment No. 4 to the Schedule 13G filed on January 13, 2005. According to the Schedule 13G, Heartland Advisors, Inc. has shared voting power with respect to 5,447,472 shares and shared dispositive power with respect to all of the referenced shares.

(4)	Includes 300,000 shares issuable upon the exercise of stock options that have already vested.
(5)	Includes 925,000 shares issuable upon the exercise of stock options that have already vested. 1,507,350 shares were disposed of by Mr. Gevas to trusts. Mr. Gevas disclaims beneficial ownership of 1,507,350 of these shares, but may be deemed to have beneficial ownership of them.
(6)	Includes 346,000 shares issuable upon the exercise of stock options that have already vested.
(7)	Includes 25,000 shares issuable upon the exercise of stock options that have already vested.
(8)	Includes 320,000 shares issuable upon the exercise of stock options that have already vested.
(9)	Consists solely of shares issuable upon the exercise of stock options that have already vested.
(10)	Includes 129,000 shares issuable upon the exercise of stock options that have already vested.
(11)	Includes 50,000 shares issuable upon the exercise of stock options that have already vested.
(12)	Includes 79,000 shares issuable upon the exercise of stock options that have already vested.
(13)	Includes 50,000 shares issuable upon the exercise of stock options that have already vested.
(14)	Includes 168,000 shares issuable upon the exercise of stock options that have already vested.
(15)	Consists solely of shares held by a trust of which Mr. Ruediger is the beneficiary.
(16)	Includes 2,488,375 shares issuable upon the exercise of stock options that have already vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our acquisition of all of the equity securities of Igeneon in March 2005, we assumed the obligation of Igeneon to pay Mr. Ruediger a payment of EUR 350,626 in accordance with his employment agreement with Igeneon that existed prior to the acquisition. Mr. Ruediger was, at the time of the acquisition, the Chief Executive Officer of Igeneon. Additionally, we issued 353,157 shares to a trust of which Mr. Ruediger is the beneficiary in connection with our acquisition of all of the equity securities of Igeneon in return for the cancellation of Mr. Ruediger’s options in Igeneon equity securities.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship with Independent Registered Public Accountants

The Audit Committee has selected E&Y, independent registered public accountants, to audit our consolidated financial statements for fiscal year 2005. E&Y has served as our independent registered public accountants since May 19, 2000. A member of E&Y will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Independent Registered Public Accountants’ Fees

The aggregate fees billed to Aphton for the years ended December 31, 2003 and 2004, by our independent registered public accountants, E&Y, were as follows:

Audit Fees: The aggregate fees for professional services rendered by E&Y in connection with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) the audit of our internal control over financial reporting and attestation services in connection with compliance with Section 404 of the Sarbanes – Oxley Act of 2002; and (iv) other fees associated with assisting us with the preparation and review of various filings with the Commission, including the preparation of comfort letters and consents for the years ended December 31, 2003 and 2004, were approximately $193,000 and $559,000, respectively.

Audit Related Fees: There were no fees for audit-related services for the years ended December 31, 2003 and 2004.

Tax Fees: There were no fees for tax services for the years ended December 31, 2003 and 2004.

All Other Fees: There were no other fees paid for professional services that were not included in audit fees, audit-related fees and tax fees for the years ended December 31, 2003 and 2004.

E&Y advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, E&Y confirmed that, as of December 31, 2004, it was an independent registered public accountant with respect to Aphton within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has developed and adopted policies and procedures requiring the Audit Committee’s pre-approval of all audit and permitted non-audit services to be rendered by E&Y. These policies and procedures are intended to ensure that the provision of such services does not impair E&Y’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for a period of a fiscal year and any pre-approval is detailed as to the particular service or category of service approved and is generally subject to a specific cap on professional fees for such services.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve certain audit services subject to a specific cap on professional fees for such services. The Chairman of the Audit Committee will then report to the Audit Committee any pre-approval decision made by him at the next scheduled meeting of the Audit Committee.

In connection with making any pre-approval decision, the Audit Committee must consider whether the provision of such permitted non-audit services by E&Y is consistent with maintaining E&Y’s status as our independent registered public accountants.

During 2004, the Audit Committee considered and, if deemed appropriate, approved, on a case by case basis, all audit or permitted non-audit service performed by E&Y in advance of the performance of such service.

GENERAL INFORMATION

Other Matters. Our Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Multiple Stockholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the stockholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a stockholder wishes to revoke a “householding” consent previously provided to us or, in the event that a stockholder wishes to receive a separate proxy statement for the 2005 Annual Meeting or a 2004 Annual Report, the stockholder may do so by contacting Aphton Corporation, Attention: Corporate Counsel, at 8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103 or by calling (215) 218-4340.

Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker, or other nominee to request that only one set of these materials be delivered in the future.

Stockholder Proposals for 2006 Annual Meeting. Stockholder proposals for inclusion in the proxy materials related to the 2006 Annual Meeting of Stockholders must be received by Aphton at its principal executive offices, 8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103 by January 26, 2006. Such proposals should be sent by certified mail, return receipt requested.

Pursuant to the advance notice provisions in our Bylaws, any stockholder may nominate one or more persons for election as a director or propose business to be brought before a stockholders’ meeting, or both, only if the stockholder has given timely notice thereof in proper written form to the Secretary of the Corporation not later than ninety (90) days nor more than one-hundred-and-twenty (120) days prior to the stockholders’ meeting. To be in proper written form a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business proposed and/or persons nominated, as applicable, and the reasons for proposing such business or making such nomination; (ii) the name and address, as they appear on our books, of the stockholder proposing such business or making such nomination, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of our shares of common stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and (iv) with respect to any nomination, the information discussed above in “Board Meetings and Corporate Governance—Nominating Committee.” If a stockholder fails to comply with the advance notice provisions, the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses of Solicitation. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers, and regular employees. The entire cost of solicitation will be borne by Aphton.

By Order of the Board of Directors,

Patrick T. Mooney, M.D. Chairman, President and Chief Executive Officer

Philadelphia, Pennsylvania

May 26, 2005

REVOCABLE PROXY

APHTON CORPORATION

8 Penn Center, Suite 2300

1628 JFK Boulevard

Philadelphia, Pennsylvania 19103

ANNUAL MEETING OF STOCKHOLDERS

JUNE 30, 2005

10:00 A.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James F. Smith and Patrick T. Mooney, M.D., each with full power of substitution, to act as proxies for the undersigned and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on June 30, 2005, at 10:00 a.m. Eastern Time, at 8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103 and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Annual Meeting.

please vote, date, and sign this proxy on the other side and return promptly in the enclosed envelope.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

APHTON

8 PENN CENTER, SUITE 2300

1628 JFK BOULEVARD

PHILADELPHIA, PENNSYLVANIA 19103

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Aphton Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aphton Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

APHTON CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE FOLLOWING PROPOSAL

The election as Class I Directors of all nominees listed (except as marked to the contrary on the right).

For All Withhold

For All For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

FOR All Nominees: (01) David H. Sachs, M.D.

(02) Robert S. Basso

(03) Vincent D. Enright

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend the Annual Meeting

Yes No

Signature (PLEASE SIGN WITHIN BOX) Date

Signature (Joint Owners) Date